Exhibit 10.2
THE SEVERANCE PLAN FOR OFFICERS OF
LINCOLN NATIONAL CORPORATION
(Amended and Restated effective as of May 21, 2025)

Purpose and Interpretation

This amendment and restatement of The Severance Plan for Officers of Lincoln National Corporation (the “Plan”) is effective as of May 21, 2025. This document amends and restates the August 22, 2024 version of the Plan.

This Plan is intended to be (a) a “separation pay plan” that complies with an exception to section 409A of the Internal Revenue Code of 1986, as amended, and the official guidance issued thereunder, and (b) an unfunded “top hat” employee welfare benefit plan under the Employee Retirement Income Security Act of 1974, as amended, that covers a select group of management and highly compensated employees. It is further intended that benefits under this Plan shall be paid only in cases of “Involuntary Termination” other than for “Cause,” as such terms are defined under Article I below. Notwithstanding any other provision herein to the contrary, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.

Article I: Definitions

“Applicable Cap” means the lesser of: (a) two times (2x) the sum of the Officer’s annual rate of pay determined as of December 31st of the calendar year prior to the year in which the Officer’s actual separation from service occurs, or (b) two times (2x) the maximum amount that may be taken into account under a tax-qualified retirement plan pursuant to Code section 401(a)(17) in effect for the calendar year in which the Officer’s actual separation from service occurs ( $350,000 for calendar year 2025; as indexed thereafter). In calculating the Applicable Cap, all amounts that are defined as payments under a “separation pay plan” sponsored by the Corporation for an individual Officer are aggregated.

“Cause” means (a) a conviction of a crime that is job related or that may otherwise cause harm to the reputation of the Corporation; (b) any act or omission detrimental to the conduct of business of the Corporation; (c) inability to obtain or retain proper licenses; (d) theft, dishonesty, fraud or misrepresentation; (e) failure to cooperate or be truthful in connection with an investigation related to the Corporation; (f) violation of any rule or regulation of any regulatory agency or self-regulatory agency; or (g) violation of any policy or rule of the Corporation. For an Officer who is a Senior Vice President, Vice President, or Assistant Vice President, the determination of the existence of “Cause” shall be made in the sole discretion of the Corporation’s Chief Human Resources Officer or his or her delegate. For the President & Chief Executive Officer or an Officer who is an Executive Vice President, the determination of the existence of “Cause” shall be made in the sole discretion of the Compensation Committee of the Lincoln National Corporation Board of Directors.

“Change of Control” shall have the same meaning as used and/or defined under the Change of Control Plan, on the day immediately prior to the Change of Control.

“Change of Control Plan” means the Lincoln National Corporation Executives’ Severance Benefit Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Corporation” means Lincoln National Corporation, the Plan sponsor, and its affiliates.

“Effective Date” means May 21, 2025.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Involuntary Termination” or “Involuntarily Terminated” means an Officer’s actual “involuntary separation from service,” as defined under Code section 409A and the official guidance issued thereunder, from a Participating Employer. The terms “Involuntary Termination” and “Involuntarily Terminated” do not include any situation where: (a) the Officer tenders a resignation to a manager or other Officer of the Corporation; (b) the Officer’s current work arrangement category changes because of business needs; (c) the Officer fails to return to work after the end of an approved leave of absence in accordance with the applicable leave policy of the Corporation; or (d) the Officer incurs an involuntary separation from service due to failure to return to work after having been approved for a benefit under the Lincoln National Corporation Employees’ Long Term Disability Plan.

“Key Employee” means any Officer who, as of the date of his or her Involuntary Termination other than for Cause, is treated as a “specified employee” under Code section 409A(a)(2)(B)(i) (i.e., a key employee as defined in Code section 416(i) without regard to paragraph (5) thereof). Key Employees shall be determined in accordance with Code section 409A using December 31st as the determination date. A listing of Key Employees as of any determination date shall be effective for the 12-month period beginning on the April 1st following the determination date.

“Officers” means those officers listed in the Corporate Directory for each Participating Employer. The list of officers is maintained by the Corporation and is posted on its intranet site at:

http://one.lfg.com/ourpeople/orgcharts/Pages/default.aspx

“Participating Employer” means Lincoln National Corporation and any of its affiliates listed in Appendix A to this Plan.

“Plan Administrator” means the Lincoln National Corporation Benefits Committee. The Plan Administrator shall have complete discretion to interpret the Plan, to resolve issues relating to eligibility to receive benefits under the Plan, to determine the amount of benefits payable under the Plan, and to take whatever action it believes is necessary or desirable for such administration. For purposes of Article IX of the Plan, the Plan Administrator has delegated to the Lincoln National Corporation Benefits Appeals Committee the responsibility and authority to act as “Claims Administrator” and “Appeals Administrator,” respectively.

Article II: Eligibility for Benefits

The benefits provided under this Plan are the Severance Pay benefit described in Article III below and, if applicable, the Severance Stipend benefit described in Article IV below.

In order to qualify for benefits under this Plan, the Officer must satisfy each of the three (3) requirements set forth below:

(a)     The Officer must be Involuntarily Terminated other than for Cause on or after the Effective Date;

(b)     The Officer must remain actively at work and satisfactorily perform his or her job duties until the last day that the Officer’s services are required by the Corporation; and

(c)     The Officer must sign (and not revoke) a Severance Agreement and General Release (or similar release document) satisfactory to the Corporation (“Agreement”) that becomes effective, which shall include provisions calling for forfeiture and/or claw back of all but three (3) weeks of benefits payable or paid under this Plan in the event the Officer solicits or attempts to solicit employees or customers of the Corporation, reveals confidential information belonging to the Corporation, or otherwise violates the terms of the Agreement, unless otherwise prohibited by law.

Benefits are not payable under this Plan unless each of the above requirements of this Article II is satisfied, and the Officer continues to satisfy such requirements throughout the duration of the Officer’s Severance Period set forth in Article III below.

Officers are not eligible to participate in or receive benefits from the Lincoln National Corporation Severance Pay Plan. This Plan shall pay benefits following an Officer’s Involuntary Termination other than for Cause, which includes a “Job Elimination” as that term is defined under the Lincoln National Corporation Severance Pay Plan, provided such Officer satisfies the requirements for benefits under this Plan.

Any Officer who is Involuntarily Terminated either for Cause or for unsatisfactory performance that does not meet expectations after coaching or counseling shall not be eligible for benefits under this Plan or any other plan, program or arrangement sponsored by the Corporation calling for severance or severance-like payments or stipend or stipend-like payments.

Article III: Amount of Severance Pay

Severance Pay is the greater of the Officer’s:

(a)     Annual base salary in effect at the time of Involuntary Termination other than for Cause plus the Officer’s Annual Incentive Program target bonus dollar amount for the calendar year in which the Officer’s Involuntary Termination other than for Cause occurs, divided by 52; or

(b)     Established compensation, if applicable, in effect at the time of Involuntary Termination other than for Cause plus the Officer’s Annual Incentive Program target bonus dollar amount (if any) for the calendar year in which the Officer’s Involuntary Termination other than for Cause occurs, divided by 52.

The Severance Period is the length of time during which an Officer receives Severance Pay. The applicable Severance Period is generally based on an Officer’s title as set forth below:

Officer Title                Severance Period

    Assistant Vice President    39 weeks*
    Vice President    39 weeks*
    Senior Vice President    52 weeks
    Executive Vice President    78 weeks
    President & Chief Executive Officer    104 weeks

*     The Severance Period for Officers who are Assistant Vice Presidents or Vice Presidents of Participating Employers shall be the greater of: (i) 39 weeks or (ii) the Severance Period set forth in Appendix B to this Plan based on such Officer’s length of service with the Corporation.

In the event an Officer dies during his or her Severance Period, any remaining Severance Pay shall be paid in a cash lump sum to the deceased Officer’s estate as soon as practicable but in no event later than 90 days after the date of death.

For Officers who are employed as of the date of a Change of Control and who are Involuntarily Terminated other than for Cause within two (2) years after such Change of Control, Severance Pay will be calculated pursuant to its definition above, but the Severance Period shall be increased to 150% of the scheduled length determined pursuant to this Article III and Appendix B, as applicable.

See Article VIII below for more information regarding the coordination of the Severance Pay benefit payable under this Plan, and similar benefits under the Change of Control Plan, or any other plans, programs and arrangements sponsored by the Corporation that pay severance benefits.

Article IV: Amount of Severance Stipend

Any Officer who satisfies the eligibility requirements for Plan benefits set forth in Article II and who is enrolled in a medical plan sponsored by the Corporation at the time of his or her Involuntary Termination other than for Cause shall be entitled to the Severance Stipend. The Severance Stipend is a flat rate for each week of an Officer’s Severance Period, as determined pursuant to Article III above, and is based upon the Officer’s level of coverage under a medical plan sponsored by the Corporation as set forth below:

Level of Coverage in Medical Plan at Time of Involuntary Termination	Severance Stipend Amount per Week of Severance Period
Employee only	$150
Employee + spouse/domestic partner	$300
Employee + child(ren)	$270
Employee + family	$420
Not enrolled in Medical Plan	$0

See Article VIII below for more information regarding the coordination of the Severance Stipend benefit payable under this Plan, and similar benefits under the Change of Control Plan, or any other plans, programs and arrangements sponsored by the Corporation that pay severance benefits.

Article V: Timing of Payments

In general, payments under this Plan will be paid, or begin to be paid, as soon as practical, but in no event later than 90 days, after the date the Officer satisfies the requirements of Article II above. However, if an Officer is approved for benefits under the Lincoln National Corporation Employees’ Short Term Disability Plan (“STD Plan”) after being notified by a Participating Employer of the Officer’s Involuntary Termination other than for Cause but prior to his or her actual involuntary separation from service date, payments under this Plan shall commence no later than 30 days after such approved disability period under the STD Plan has ended, provided the requirements of Article II above have otherwise been satisfied. No interest or other compensation will be paid to the Officer in consideration of such delay.

Notwithstanding the foregoing, for amounts in excess of the Applicable Cap that are payable to a Key Employee or any amount of Plan benefits payable to a Key Employee covered under the Change of Control Plan, benefits under this Plan will begin to be paid no earlier than the first day of the month that is a full six (6) months after the date of the Key Employee’s Involuntary Termination other than for Cause. No interest or other compensation will be paid to the Key Employee in consideration of such delay.

In no event shall Severance Pay be paid later than December 31st of the second calendar year following the calendar year in which the Officer’s Involuntary Termination other than for Cause occurs.

Article VI: Form of Payment

Severance Pay. Except as provided below, Severance Pay is paid bi-weekly during the applicable Severance Period. Each bi-weekly payment of Severance Pay is considered a separate payment for purposes of Code section 409A.

For Officers who are employed as of the date of a Change of Control and who are Involuntarily Terminated other than for Cause within two (2) years after such Change of Control, benefits under this Plan will be paid in a cash lump sum as soon as practical, but not later than 90 days, after the date the Officer satisfies the requirements of Article II above. Such benefits shall be calculated as described in Articles III and IV above.

Severance Stipend. The Severance Stipend is paid in a cash lump sum at the beginning of the applicable Severance Period.

Article VII: Additional Restrictions on Eligibility for Severance Benefits

(a)Suitable Job. Severance benefits are not payable to any Officer who refuses an offer of or a transfer to a “suitable job” with the Corporation. In no event is a job “suitable” if the annual base salary is less than 80% of the Officer’s annual base salary immediately prior to the transfer. The determination of whether a position is a “suitable job” will be made by the Corporation’s Chief Human Resources Officer or his or her delegate.

Notwithstanding the foregoing, severance benefits are not payable under this Plan if:

(i)The Officer is a member of the Corporate Leadership Group or has an annual base salary in excess of U.S. $200,000, and is offered the same job, a “substantially similar job,” or a higher level job (as determined by the Corporation’s Chief Human Resources Officer or his or her delegate) in another location (even if it does entail more duties and responsibilities), if the Corporation offers the standard relocation benefit for the business entity or Participating Employer applicable to such individual, and such individual refuses to relocate, regardless of the location of the new jobsite;

(ii)At the time the Officer was hired, promoted, or transferred to his or her current position, the Officer was expressly informed that relocation to another location was a job requirement; or

(iii)At the time the Officer was hired, promoted, or transferred to his or her current position, the Officer was expressly informed that rotation to another job, whether in the same or different location, as part of a planned development program was a job requirement.
(b)Substantially Similar Job. Severance benefits are not payable under this Plan to any Officer who is Involuntarily Terminated other than for Cause and who is offered a “substantially similar job” in the following and similar instances:

(i)The Involuntary Termination other than for Cause is the result of the sale of a subsidiary or affiliate of the Corporation and the substantially similar job offered is a result of the sale;

(ii)The Involuntary Termination other than for Cause is the result of the transfer or sale of all or a portion of a business unit or of a line of business of the Corporation and the substantially similar job offered is a result of the transfer or sale; or

(iii)The Involuntary Termination other than for Cause is the result of the transfer of duties or functions through “outsourcing,” and the substantially similar job offered is with the outsource vendor. For purposes of this Plan, the term “outsourcing” means the transfer of duties or functions historically performed by employees of the Corporation to another organization pursuant to an agreement between the Corporation and such organization to provide those services.

In no event is an offered job “substantially similar” if the annual base salary is less than 80% of the Officer’s annual base salary at the time such job is offered. The determination of what constitutes a “substantially similar job” will be made by the Corporation’s Chief Human Resources Officer or his or her delegate.

(c)Sale of Affiliate or Subsidiary. In the event of a sale of an affiliate or subsidiary of the Corporation, severance benefits are not payable under this Plan to any Officer whose employment continues with that affiliate or subsidiary.

Article VIII: Coordination with Other Plans, Programs & Arrangements
Retirement Plans. With respect to an Officer who is a participant in the Lincoln National Corporation Retirement Plan for Employees Hired Prior to January 1, 2008, the length of such Officer’s Severance Period will not count in the determination of whether that Officer is age 53 or older at the time of his or her termination of employment (actual separation from service).

Any Severance Pay or Severance Stipend payable pursuant to this Plan is not eligible to be contributed to any of the Corporation’s qualified savings or 401(k) plans, nor eligible to be deferred under any of the Corporation’s non-qualified savings or deferred compensation arrangements. No Severance Pay or Severance Stipend is considered in the calculation of benefits under any of the Corporation’s qualified or non-qualified defined benefit plans.

Paid Time Off. In addition to the benefits described in this Plan, an Officer will receive a cash lump sum payment for accrued but unused managed time hours as set forth in the Corporation’s Paid Time Off Policy.

If an Officer is paid Severance Pay under this Plan and is paid for accrued but unused managed time hours as provided above, and is then subsequently rehired (other than as a temporary employee) by the Corporation or one of its affiliates within one year after such Involuntary Termination other than for Cause, Severance Pay will cease and the Officer shall not be eligible to be re-credited with any managed time hours that have already been used or paid out.

Previous Payment of Severance Benefits. Any Officer who has previously been paid severance benefits by the Corporation or any affiliate, and is subsequently rehired, and is determined to be eligible for benefits under this Plan, will have any benefits under this Plan calculated without including any past periods of service to the extent that previous severance benefits were paid with respect to such past periods of service.
Other Severance or Severance-Type Benefits. Any amounts of Severance Pay and Severance Stipend payable under this Plan shall be reduced, or offset, on a dollar-for-dollar basis, by the amount of any severance pay and severance stipend that may also be payable to the Officer under any other plan, program, contract or arrangement sponsored by the Corporation calling for the payment of severance or severance-like payments or stipend or stipend-like payments.

In addition, if the Officer is also eligible for benefits pursuant to the terms of the Change of Control Plan, then any amount of Severance Pay and Severance Stipend payable to the Officer under this Plan shall offset or reduce the amount payable to the Officer under the Change of Control Plan.

Except as expressly provided herein, particularly as to the amount of Severance Pay, Severance Stipend, and/or as to the coordination of benefits provisions in this Plan, this Plan does not amend or otherwise modify the provisions of any of the plans, programs, arrangements or agreements established, maintained or entered into by the Corporation for the purpose of providing benefits to employees.

Article IX: Claim for Benefits & Appealing a Denied Claim

ERISA Claims Procedures. Any claim for benefits under this Plan shall be made in accordance with the procedures set forth in this Article IX. It is intended that the following claims procedures at all times be in compliance with the claims procedure regulations of the U.S. Department of Labor set forth in 29 C.F.R. section 2560.503-1.
General Procedures. The Plan Administrator or its delegate shall establish administrative processes and safeguards designed to ensure and to verify that all benefit claim determinations under this Plan are made in accordance with this document and that, where appropriate, the Plan provisions have been applied consistently with respect to similarly situated Officers.

(a)    Initial Claim. An employee of a Participating Employer who believes he or she is entitled to benefits under this Plan may make a claim for those benefits (such employee being a “Claimant”) by submitting a written notification of his or her claim of right to such benefits to the Claims Administrator (see definition of “Plan Administrator” under Article I), in the manner prescribed by Claims Administrator.

(b)    Timing of Benefits Determinations. If a claim is wholly or partially denied (an “Adverse Benefit Determination”), the Claims Administrator shall notify the Claimant of the Adverse Benefit Determination within a reasonable period of time, but not later than 90 days after receipt of the claim by the Claims Administrator, unless the Claims Administrator determines that special circumstances require an extension of time for processing the claim. If the Claims Administrator determines that an extension of time for processing is necessary, then written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 90-day period. In no event shall such extension exceed a period of 90 days from the end of such initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Claims Administrator expects to render a decision on the claim.
(c)    Manner and Content of Notice of Adverse Benefit Determination. The Claims Administrator shall provide a Claimant with written or electronic notification of any Adverse Benefit Determination. Electronic notifications shall comply with standards imposed under 29 C.F.R. sections 2520.104b-1(c)(1)(i), (iii) and (iv). The notification shall set forth, in a manner calculated to be understood by the Claimant:
(i)     the specific reason or reasons for the Adverse Benefit Determination;
(ii)     reference to the specific Plan provisions on which the determination is based;
(iii)     a description of any additional material or information necessary for the Claimant to protect the claim and an explanation of why such material or information is necessary; and
(iv)     a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under section 502(a) of ERISA following an Adverse Benefit Determination on review.
Appeal of Adverse Benefit Determinations. The Plan shall provide:
(a)     the Claimant 60 days following receipt of notification of an Adverse Benefit Determination within which to appeal the determination;
(b)     the Claimant the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits;
(c)        for a review that takes into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination; and
(d)        the Claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits.
Timing of Notification of Benefit Determination on Review. The Appeals Administrator (see definition of “Plan Administrator” under Article I) shall notify a Claimant in accordance with this Article IX of the Plan’s benefit determination on review within a reasonable period of time, but not later than 60 days after receipt of the

Claimant’s request for review by the Plan, unless the Appeals Administrator determines that special circumstances require an extension of time for processing the review of the claim. If the Appeals Administrator determines that the extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial 60-day period. In no event shall such extension exceed a period of 60 days from the end of the initial period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Appeals Administrator expects to render the determination on review.
For purposes of this Article IX, the period of time within which a benefit determination on review is required to be made shall begin at the time an appeal is filed, in accordance with the Plan’s procedures, without regard to whether all the information necessary to make a benefit determination on review accompanies the filing. In the event that a period of time is extended due to a Claimant’s failure to submit information necessary to decide a claim, the period for making the benefit determination on review shall be suspended from the date on which the notification of the extension is sent to the Claimant until the date on which the Claimant responds to the request for additional information.

Furnishing documents. In the case of an Adverse Benefit Determination on review, the Appeals Administrator shall provide such access to, the copies of, documents, records, and other information described below, as appropriate.

Manner and Content of Notification of Benefit Determination on Review. The Appeals Administrator shall provide a Claimant with written or electronic notification of the Appeals Administrator’s benefit determination on review. Electronic notifications shall comply with standards imposed under 29 C.F.R. sections 2520.104b-1(c)(1)(i), (iii) and (iv). In the case of an Adverse Benefit Determination, the notification shall set forth, in a manner calculated to be understood by the Claimant:

(a)the specific reason or reasons for the adverse determination;

(b)reference to the specific Plan provisions on which the determination is based;

(c)    a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the Claimant’s claim for benefits; and
(d)    a statement of the Claimant’s right to bring an action under section 502(a) of ERISA.
Litigation. To operate and administer the claims procedure in a timely and efficient manner, any Claimant whose appeal with respect to a claim for benefits under this Plan has been denied, and who desires to commence a legal action with respect to such a claim, must commence such action in a court of competent jurisdiction within one year after receipt of notification of such denial. Failure to file such action by the prescribed time will forever bar the commencement of such action.

Article X: Amendment and Termination

This Plan may be amended at any time and from time to time, or terminated at any time, by the Corporation. This Plan may be amended by action of the Compensation Committee of the Corporation’s Board of Directors at a meeting held either in person or by telephone or other electronic means, or by unanimous consent in lieu of a meeting. The Compensation Committee may delegate this amendment power to an Officer of the Corporation. The Chief Executive Officer of the Corporation may amend this Plan if such amendment is (a) in the opinion of counsel, required by local, state or federal law or regulation or (b) estimated to cost the Corporation no more than $15,000,000 (actuarial present value of all Plan amendments made in the same year) for the next five (5) calendar years after the effective date of such amendment.

IN WITNESS WHEREOF, the Compensation Committee of the Lincoln National Corporation Board of Directors has approved this Amendment and Restatement of the Plan this 21st day of May, 2025.

APPENDIX A

Participating Employers
As of May 21, 2025

Lincoln Investment Management Company

Lincoln Life & Annuity Company of New York

Lincoln National Corporation

Lincoln National Management Corporation

The Lincoln National Life Insurance Company

APPENDIX B

Severance Period Schedule (As of May 21, 2025)
As set forth in Article III of the Plan, this Appendix B applies only to Assistant Vice Presidents and Vice Presidents of Participating Employers.
LENGTH OF SERVICE*	LENGTH OF SEVERANCE PERIOD
Less than 3 years	39 weeks
3 years	39 weeks
4 years	39 weeks
5 years	39 weeks
6 years	39 weeks
7 years	39 weeks
8 years	39 weeks
9 years	39 weeks
10 years	39 weeks
11 years	39 weeks
12 years	39 weeks
13 years	39 weeks
14 years	39 weeks
15 years	39 weeks
16 years	39 weeks
17 years	39 weeks
18 years	39 weeks
19 years	39 weeks
20 years	40 weeks
21 years	42 weeks
22 years	44 weeks
23 years	46 weeks
24 years	48 weeks
25 years	50 weeks
26 years or more	52 weeks

*An Officer’s length of service will be the whole number of years of the Officer’s continuous employment with the Corporation, measured from the Officer’s seniority date as reflected in the Corporation’s human resource information system, with a year of service being credited on each succeeding anniversary of the Officer’s seniority date. Partial years are not credited.